For Immediate Release	Exhibit 99.1

Contact:	Deborah R. Gordon	Frances Doria
	Vice President, Investor Relations	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7716	(781) 999-7377

HOLOGIC ANNOUNCES THIRD QUARTER

FISCAL 2008 OPERATING RESULTS

Third Quarter Earnings Increase to Record High

BEDFORD, Mass. (July 30, 2008) - Hologic, Inc. (NASDAQ: HOLX), a diversified medical technologies company specializing in diagnostics, imaging products and interventional devices dedicated to serving the healthcare needs of women, today announced its results for the quarter ended June 28, 2008.

Highlights of the quarter include:

•	Revenues of $429.5 million.

•	Record 429 Selenia full field digital mammography systems installed and recognized as revenue.

•	NovaSure revenues bounced back to $56.3 million, while reducing field inventory and increasing the backlog of standing orders.

•

Third quarter 2008 diluted earnings per share (EPS) calculated in accordance with generally accepted accounting principles in the U.S. (GAAP) were $0.24. Third quarter 2008 non-GAAP adjusted EPS were $0.33. A reconciliation of our GAAP to non-GAAP results is included as an attachment to this press release.

•	Announcement of Third Wave Technologies acquisition (subsequently completed on July 24, 2008).

•	Term loan balance reduced to zero at June 28, 2008 (additional borrowings made in July to fund Third Wave acquisition).

Third quarter fiscal 2008 revenues totaled $429.5 million, a 124% increase when compared to revenues of $191.5 million in the third quarter of fiscal 2007. The increase was primarily attributable to the inclusion of approximately $191.5 million of revenues from the new product lines acquired in the merger with Cytyc Corporation on October 22, 2007. For the third quarter of fiscal 2008, Hologic reported net income of $61.4 million, or $0.24 per diluted share, compared with net income of $24.7 million, or $0.22 per diluted share, in the third quarter of fiscal 2007. Included in the third quarter of fiscal 2008 results were charges relating to the Cytyc merger of $25.1 million attributable to the amortization of intangibles and a restructuring charge of $6.4 million in connection with the resignation of the Company’s Executive Chairman in May 2008. Earnings per share information for 2007 have been restated to reflect the Company’s 2-for-1 stock split effected on April 2, 2008.

The Company’s non-GAAP adjusted net income for the third quarter of fiscal 2008 increased 209% to $84.9 million compared to the Company’s non-GAAP adjusted net income of $27.5 million in the third quarter of fiscal 2007. The Company’s fiscal 2008 third quarter non-GAAP adjusted net income excludes a $30.6 million charge to operating expenses to amortize the intangible assets acquired from Cytyc, AEG, BioLucent, Fischer, R2 and Suros and the $6.4 million restructuring charge.

Non-GAAP adjusted net income and non-GAAP adjusted EPS are non-GAAP financial measures. A reconciliation of adjusted net income and adjusted EPS to the Company’s net income (loss) and EPS for the third quarter and first nine months of fiscal 2008 and 2007 is set forth in the supplemental disclosure schedule attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for net income and EPS prepared in accordance with GAAP.

During the third quarter, Hologic recognized as revenue the sale of 429 Selenia full-field digital mammography systems. At June 28, 2008, the Company’s backlog for orders of Selenia systems was 501 systems, including ten orders for Selenia Dimensions tomosynthesis systems for international markets, and total backlog for all products was $378 million.

“While Selenia revenue units were at a record level, revenue dollars fell slightly short of our expectations. This was primarily related to a configuration change in the Selenias shipped in the third quarter. More specifically, there were fewer workstations and peripheral connectivity devices included with each Selenia sale, which had a negative impact on the average sales price per system when compared to last quarter. We do not believe this is a trend, but rather the result of an extraordinary mix of such products in the second quarter” said Rob Cascella, President and COO. “On a very positive note, our NovaSure product line enjoyed a strong recovery over earlier expectations, indicating that our efforts to redirect sales programs and focus on longer term customer commitments were successful.”

For the nine months ended June 28, 2008, revenues increased 130%, to $1,232.0 million compared to revenues of $535.8 million in the nine months ended June 30, 2007. For the nine months ended June 28, 2008, Hologic recognized a net loss of $241.2 million, or $0.99 per diluted share, compared with net income of $62.5 million, or $0.57 per diluted share, for the comparable nine-month period in fiscal 2007. Included in the first nine months of fiscal 2008 results were charges relating to the Cytyc merger of $370.0 million attributable to acquired in-process research and development costs, $42.3 million attributable to the increase in cost of revenues relating to the write-up of inventory to fair market value, and $70.6 million attributable to the amortization of intangibles.

Jack Cumming, Chairman and CEO added, “Overall we were pleased with our efforts in streamlining the operation and controlling costs as both our gross margins improved and our operating expenses, other than restructuring charges and amortization of intangible assets, decreased resulting in better than previously expected earnings. During the fiscal nine months, we made several decisions to focus on opportunities in our core business, streamline our operations and position the company for future growth. Our ongoing efforts continue to reflect the strong fundamentals of our business, including our competitive position in the marketplace, the momentum of our product offerings and our ability to execute. For the future, we expect to leverage our technological advantages, expand our product pipeline and take advantage of the opportunities for organic growth presented by our current business. We are looking forward to continued success in the final quarter of this fiscal year and into next year.”

In connection with its transformational merger with Cytyc in early fiscal 2008, the Company added two significant new operating segments and combined a number of previous operating segments to better align the new resources of the combined company.

The Company now has four reporting segments: Breast Health (formerly Mammography/Breast Care), Diagnostics, GYN Surgical and Skeletal Health. The Diagnostics and GYN Surgical reporting segments were previously part of Cytyc. The AEG and MammoSite operations (the latter, formerly a part of Cytyc) are now included in Breast Health, and the osteoporosis assessment, mini C-arm and MRI products are included in Skeletal Health.

Third quarter financial overview by segment:

•

Breast Health revenues increased 32.0% to $219.5 million for the third quarter of fiscal 2008 from $166.3 million for the same period in fiscal 2007. This increase was primarily due to continued increasing sales of Selenia systems together with R2 CAD software and the inclusion of the recently acquired MammoSite product from Cytyc. Operating income for this business segment in the third quarter of fiscal 2008 increased to $56.4 million compared to operating income of $39.7 million in the third quarter of fiscal 2007. This increase in operating income in the current quarter was primarily due to the significant increase in revenues which resulted in higher gross margins than in the prior year. Operating income in the third quarters of fiscal 2008 and 2007 included a $7.1 million and $4.0 million charge, respectively, related to the amortization of intangible assets and a restructuring charge of $0.4 million. Breast Health costs and expenses in the third quarters of fiscal 2008 and 2007 included $2.7 million and $1.3 million, respectively, of stock-based compensation.

•

Diagnostics revenues, which include the Company’s ThinPrep products and Full Term Fetal Fibronectin test, totaled $126.6 million for the third fiscal quarter of 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007. The operating income for this business segment in the third quarter of fiscal 2008 was $35.8 million. Operating income included a $17.6 million charge related to the amortization of intangible assets acquired in connection with the Cytyc merger and a restructuring charge of $3.6 million. Costs and expenses for this business segment in the third quarter of fiscal 2008 included $2.4 million of stock-based compensation.

•

GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and the Company’s Adiana complete transcervical sterilization system under development, totaled $56.3 million for the third fiscal quarter of 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007. The operating income for this business segment in the third quarter of fiscal 2008 was $12.2 million. Operating income included a $6.1 million charge related to the amortization of intangible assets acquired in connection with the Cytyc merger and a restructuring charge of $2.4 million. Costs and expenses for this business segment in the third quarter of fiscal 2008 included $1.5 million of stock-based compensation.

•

Skeletal Health revenues increased to $27.1 million for the third quarter of fiscal 2008 from $25.2 million for the same period in fiscal 2007. This increase was primarily due to an increase in the number of mini C-arms sold and, to a lesser extent, an increase in the number of bone densitometry systems sold during the quarter. The operating income for this business segment in the third quarter of fiscal 2008 increased to $3.2 million compared to operating income of $188,000 in the third quarter of fiscal 2007. Skeletal Health costs and expenses in the third quarters of fiscal 2008 and 2007 included $0.4 million and $0.3 million, respectively, of stock-based compensation.

Third Wave Technologies:

On July 24, 2008, Hologic completed the acquisition of Third Wave for approximately $600 million. In connection with this acquisition the Company entered into amended credit agreement providing $400 million of senior secured tranche A and $140 million of senior secured tranche B term loans.

Tomosynthesis Update:

Earlier today we received a letter from the FDA requesting additional information in connection with our PMA application for our new 3-D full field digital mammography system (Tomosynthesis). We are confident we have the necessary data, will begin compiling the information, and expect to respond shortly. Considering the response time and the scheduling of a panel review we are now expecting approval to market this product in the U.S. in the first calendar quarter of 2009. Our launch of the product outside the U.S. remains on track for shipments in our December 2008 quarter.

Financial Guidance:

•

Fourth quarter fiscal 2008 revenues are expected to increase to $438 - $439 million, driven by an increase of Selenias sold of 434 and the inclusion of Third Wave. This is expected to result in total fiscal 2008 revenues of approximately $1.67 billion.

•	Total Selenias expected to be sold are now 1,665 in fiscal 2008, up from prior guidance of 1,655.

•

The inclusion of Third Wave for just over two months is expected to be dilutive to Hologic’s Q4 and fiscal 2008 results. In connection with that acquisition we anticipate that we will incur significant charges in the fourth quarter, including costs associated with the write-off of in-process research and development, the increase in amortization of intangible assets, and the increase in costs of products sold associated with the write-up of Third Wave inventory to fair value. We have not yet determined the amount of these increases as we are currently in the process of valuing the underlying assets. We expect other charges associated with the inclusion of Third Wave results during the quarter, including interest expense of approximately $7.0 million, to be approximately $0.03 dilutive.

•

Including the dilutive effect of Third Wave, Hologic expects fiscal 2008 non-GAAP adjusted earnings of approximately $1.18 per diluted share, compared with previous guidance of $1.15 - $1.18 per diluted share without the acquisition of Third Wave.

The Company recently completed a two-for-one stock split, effected in the form of a stock dividend with a record date of March 21, 2008 and a payment date of April 2, 2008. The Company’s financial information in this press release and the financial statements to be included in its Quarterly Report on Form 10-Q for its quarter and nine months ended June 28, 2008 will retroactively reflect the stock split.

Hologic’s management will host a conference call on Thursday, July 31, 2008 at 9:00 a.m. (Eastern) to discuss third quarter fiscal 2008 operating results. Interested participants may listen to the call by dialing 877-874-1589 or 719-325-4839 for international callers and referencing code 8448474 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through August 8, 2008 at 888-203-1112 or 719-457-0820 for international callers, access code 8448474. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at

www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website at www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted tonight on the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, and mini C-arm for extremity imaging. With its acquisition of Third Wave on July 24, 2008, the Company’s diagnostics segment now includes products that cover molecular diagnostic reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cytyc, BioLucent, FullTerm, MammoSite, Novasure, R2, Suros, Selenia, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward Looking Statement Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s expectations regarding the commercialization and product launch of tomosynthesis; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding continued success and opportunities for growth; the anticipated costs and benefits from its business combination with Third Wave; and the outlook and financial and other guidance for the remainder of fiscal 2008. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

In addition to its acquisition of Third Wave Technologies, Inc. and its merger with Cytyc in the current fiscal year, Hologic has recently acquired AEG Elektrofotografie, R2 Technologies, Suros Surgical Systems and BioLucent, Inc., and prior to Hologic’s acquisition of Cytyc, Cytyc had recently acquired Adiana, Inc. and Adeza BioMedical Corp. Risks and uncertainties relating to the Third Wave acquisition, the Cytyc merger and Hologic’s and Cytyc’s other recent acquisitions could cause actual results to materially differ from those contemplated by the forward-looking statements. Such risks and uncertainties include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations; financing risks associated with its acquisitions, including risks associated with the Company’s significant debt incurred in financing the Third Wave acquisition and Cytyc merger, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases, restrictive covenants that may limit the Company’s ability to engage in advantageous transactions and other risks generally associated with the substantial leverage and other limitations resulting from such financing.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products; manufacturing risks associated with the commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical, FDA approval and/or clearance, and other regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to successfully complete or manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; expenses and uncertainties relating to litigation; risks related to the use and protection of intellectual property; technical innovations that could render products marketed or under development by the Company obsolete; competition; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. The risks included above are not exhaustive.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS
	June 28, 2008	September 29, 2007
CURRENT ASSETS:
Cash and cash equivalents	$119,863	$100,403
Accounts receivable, net	313,384	152,743
Inventories	178,500	105,289
Deferred income tax asset	32,709	29,356
Prepaid expenses and other current assets	50,984	11,389

Total current assets	695,440	399,180

Property and equipment, net	281,544	69,769
Intangible assets, net	2,564,391	174,361
Goodwill, net	4,210,561	407,528
Other assets, net	61,644	15,511

	$7,813,580	$1,066,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
	June 28, 2008	September 29, 2007
CURRENT LIABILITIES:
Current portion of notes payable	$2,416	$1,977
Accounts payable	56,225	42,289
Accrued expenses	160,342	88,577
Deferred revenue	75,426	45,769
Deferred gain	9,500	—

Total current liabilities	303,909	178,612

Notes payable net of current portion	9,883	9,222
Convertible debt	1,725,000	—
Deferred tax liabilities	936,109	54,866
Deferred revenue	9,857	10,135
Other long term liabilities	53,486	7,791

Total long term liabilities	2,734,335	82,014

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value - Authorized - 750,000 shares Issued - 256,157 and 110,300 shares, respectively	2,562	1,103
Capital in excess of par value	4,838,823	633,477
Retained earnings	(73,268)	168,453
Accumulated other comprehensive income	8,652	4,123
Treasury stock, 214 shares, at cost	(1,433)	(1,433)

Total stockholders’ equity	4,775,336	805,723

	$7,813,580	$1,066,349

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
REVENUES	$429,492	$191,505	$1,231,986	$535,804

COSTS AND EXPENSES (1):
Cost of revenues	160,155	98,737	510,101	279,451
Cost of revenues – amortization of intangible assets	24,574	2,690	69,649	8,538
Research and development	20,966	11,413	60,477	33,120
Selling and marketing	68,483	21,240	193,731	62,199
General and administrative	35,043	16,110	109,111	47,097
Amortization of acquired intangible assets	6,267	1,383	18,685	4,145
Restructuring	6,383	—	6,383	—
Impairment of acquired intangible assets	—	—	2,900	—
Acquired in-process research and development	—	—	370,000	—

	321,871	151,573	1,341,037	434,550

Income (loss) from operations	107,621	39,932	(109,051)	101,254

Interest income	604	853	3,729	1,630
Interest and other expense, net	(13,315)	(247)	(64,487)	(2,126)

Income (loss) before provision for income taxes	94,910	40,538	(169,809)	100,758
Provision for income taxes	33,531	15,790	71,435	38,290

Net income (loss)	$61,379	$24,748	$(241,244)	$62,468

Net income (loss) per common and common equivalent share:

Basic	$0.24	$0.23	$(0.99)	$0.59

Diluted	$0.24	$0.22	$(0.99)	$0.57

Weighted average number of common shares outstanding:

Basic	255,676	107,625	242,604	106,493

Diluted	259,390	110,019	242,604	109,444

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$508	$164	$1,751	$529
Research and development	553	218	1,782	622
Selling and marketing	907	148	2,402	490
General and administrative	3,073	1,057	11,612	3,050
Restructuring	1,941	—	1,941	—

	$6,982	$1,587	$19,488	$4,691

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income and EPS to Non-GAAP Adjusted Net Income and EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended				Three Months Ended
	June 28, 2008				June 30, 2007
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
REVENUES	$429,492	$—		$429,492	$191,505	$—		$191,505
COSTS AND EXPENSES:
Cost of revenues	160,155	—		160,155	98,737			98,737

Cost of revenues – Amortization of intangible assets	24,574	(24,317	)(1)	257	2,690	(2,427	)(1)	263
Research and development	20,966	—		20,966	11,413	—		11,413
Selling and marketing	68,483	—		68,483	21,240	—		21,240
General and administrative	35,043	—		35,043	16,110	—		16,110
Amortization of acquired intangible assets	6,267	(6,267	)(1)	—	1,383	(1,383	)(1)	—
Restructuring	6,383	(6,383	)(2)	—	—	—		—

	321,871	(36,967)		284,904	151,573	(3,810)		147,763

Income from operations	107,621	36,967		144,588	39,932	3,810		43,742
Interest income	604	—		604	853	—		853
Interest and other expense, net	(13,315)	—		(13,315)	(247)	—		(247)

Income before provision for income taxes	94,910	36,967		131,877	40,538	3,810		44,348
Provision for income taxes	33,531	13,417	(3)	46,948	15,790	1,062	(4)	16,852

Net income	$61,379	$23,550		$84,929	$24,748	$2,748		$27,496

Net income per common and common equivalent share:
Basic	$0.24	$0.09		$0.33	$0.23	$0.03		$0.26

Diluted	$0.24	$0.09		$0.33	$0.22	$0.03		$0.25

(1) - (4)    see explanatory notes on following pages.

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net (Loss) Income and EPS to Non-GAAP Adjusted Net Income and EPS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended June 28, 2008				Nine Months Ended June 30, 2007
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
REVENUES	$1,231,986	$—		$1,231,986	$535,804	$—		$535,804

COSTS AND EXPENSES:
Cost of revenues	510,101	(42,368	)(5)	467,733	279,451	—		279,451
Cost of revenues – Amortization of intangible assets	69,649	(68,865	)(1)	784	8,538	(7,734	)(1)	804
Research and development	60,477	—		60,477	33,120	—		33,120
Selling and marketing	193,731	—		193,731	62,199	—		62,199
General and administrative	109,111	—		109,111	47,097	—		47,097
Amortization of acquired intangible assets	18,685	(18,685	)(1)	—	4,145	(4,145	)(1)	—
Restructuring	6,383	(6,383	)(2)	—	—	—		—
Impairment of acquired intangible assets	2,900	(2,900	)(6)	—	—	—		—
Acquired in-process research and development	370,000	(370,000	)(7)	—	—	—		—

	1,341,037	(509,201)		831,836	434,550	(11,879)		422,671

(Loss) income from operations	(109,051)	509,201		400,150	101,254	11,879		113,133
Interest income	3,729	—		3,729	1,630	—		1,630
Interest and other expense, net	(64,487)	—		(64,487)	(2,126)	—		(2,126)

(Loss) income before provision for income taxes	(169,809)	509,201		339,392	100,758	11,879		112,637
Provision for income taxes	71,435	49,389	(3)	120,824	38,290	4,512	(4)	42,802

Net (loss) income	$(241,244)	$459,812		$218,568	$62,468	$7,367		$69,835

Net (loss) income per common and common equivalent share:
Basic	$(0.99)	$1.90		$0.90	$0.59	$0.07		$0.66

Diluted	$(0.99)	$1.90		$0.88	$0.57	$0.07		$0.64

(1) - (7)     see explanatory notes on following pages.

Explanatory Notes:

(1) To exclude the on-going, non-cash amortization of the intangible assets acquired since fiscal 2006.

(2) To exclude restructuring charges consisting of cash and stock-based compensation related to the resignation of the Company’s Executive Chairman in May 2008.

(3) To reflect an estimated effective tax rate of 35.6% on a non-GAAP basis.

(4) To reflect an estimated effective tax rate of 38% on a non-GAAP basis.

(5) To exclude the increase in cost of revenues resulting from the write-up of acquired Cytyc inventory sold during fiscal 2008.

(6) To exclude the non-cash expense associated with the write-off of certain intangible assets acquired from Cytyc in the first fiscal quarter of 2008.

(7) To exclude the non-cash expense associated with the write-off of the acquired in-process research and development related to the acquisition of Cytyc in the first fiscal quarter of 2008.

Use of Non-GAAP Financial Measures:

The Company believes these non-GAAP measures are useful to investors in comparing the results of operations in fiscal 2008 to the comparable period in fiscal 2007 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006. Management uses these non-GAAP financial measures for this purpose, and these amounts are also excluded by the Company when calculating compliance with the Company’s financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for net income and EPS prepared in accordance with GAAP.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is not practical at this time as GAAP expenses associated with our acquisition of Third Wave, which we expect to be significant, such as the write-off of in process research and development, the amortization of intangible assets and costs associated with the write-up of inventory cannot be determined until we complete our valuation of the assets we recently acquired from Third Wave.